10.71

AMENDED EMPLOYMENT AGREEMENT

This Amendment to Severance Agreement (the "Amendment") is made and entered into as of August 3, 2012 (the "Effective Date") by and between Symmetry Medical, Inc., a Delaware corporation (“Company”), and Fred Hite (the "Executive").

WITNESSETH

WHEREAS, Executive and Company entered into a Severance Agreement on or about May 4, 2010 (the “Agreement”); and

WHEREAS, the Parties wish to modify the Agreement to provide Executive with additional incentives to continue to make valuable contributions to the productivity and profitability of the Company; and

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants herein contained and the mutual benefits herein provided, the Company and Executive hereby agree as follows:

1.           Maintenance of Terms. All terms in the Agreement shall remain in full force and effect unless specifically modified herein.

2.           Severance Benefits. Section 4 of the Agreement, addressing the benefits to be paid following a Qualifying Termination, is amended to replace the final sentence in the first paragraph therein with the following:

If the Qualifying Termination occurs within six months before or twelve months following a Change in Control, as defined in Section 4.f, then the number of months in the Severance Period and the amounts payable under Section 4.a shall be multiplied by 200%.

3.            Severance Benefits – Health Insurance Continuation. Section 4.c of the Agreement is amended to add the following sentence:

If the Qualifying Termination occurs within six months before or twelve months following a Change in Control, as defined in Section 4.f, then Company shall pay to Executive, in addition to any other payments hereunder, an amount equal to Executive’s cost for COBRA continuation coverage through and including the earlier of the date Executive obtains alternative healthcare coverage from another source or until the end of the Severance Period.

4.            Severance Benefits – The following provision shall be added to Section 4 of the Agreement as a new Section 4.h:

If the Qualifying Termination occurs within six months before or twelve months following a Change in Control, as defined in Section 4.f, then Executive shall be entitled to:

i.	The reimbursement of or payment for expenses associated with his continued use of his then-current automobile (or comparable automobile should his lease expire during this period) for up to 6 months following separation;
ii.	Outplacement services from a company of his choice for up to 1 year following the Separation Date, up to a maximum cost of $30,000.

5.            Complete Agreement. Except as specifically set forth herein, this Amendment does not affect Executive's rights or duties under the Agreement, the 2004 Equity Incentive Plan, any successor equity incentive plan, or any related award or restriction agreements between Executive and the Company.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered as of the date set forth above.

SYMMETRY MEDICAL, INC.

By:
Thomas J. Sullivan, President and Chief Executive Officer, Symmetry Medical Inc.

FRED L. HITE: